EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Voya Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share (“Common Stock”) (2)	Other (3)	200,000	$70.56	$14,112,000	$110.20 per $1,000,000	$1,555.14

Total Offering Amounts					$14,112,000		$1,555.14

Total Fee Offsets							—

Net Fee Due							$1,555.14

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of Voya Financial, Inc. (the “Registrant”) that become issuable under the Amended and Restated 2013 Omnibus Non-Employee Director Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents 200,000 shares of Common Stock issuable under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 22, 2023.